Exhibit (8)(A15)

ADMINISTRATIVE SERVICES AGREEMENT

Teachers Insurance and Annuity Association of America (the “Insurer”) and Ariel Investment Trust (the “Fund”, collectively, the “Parties”), mutually agree to the arrangements set forth in this Administrative Services Agreement (the “Agreement”), effective the         of                       , 2016.

WHEREAS, Ariel Investments, LLC (the “Adviser”) serves as the investment adviser to the series of funds within Ariel Investment Trust (the funds within Ariel Investment Trust will be referred to the “Portfolios”); and

WHEREAS, the Insurer issues variable annuity contracts (collectively, the “Contracts”) on an individual and group basis; and

WHEREAS, the Insurer has entered into a participation agreement with the Ariel Distributors, LLC, a registered broker dealer and distributor of the Portfolios (the “Participation Agreement”) pursuant to which the Distributor has agreed to make shares of the Portfolios listed in Schedule B hereto available for purchase by one of the Insurer’s separate accounts thereof (the “Separate Account”), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, the Insurer performs the administrative services listed on Schedule A hereto in connection with the Contracts issued by the Insurer which provide for investments in selected Portfolios of the Fund; and

WHEREAS, the Insurer desires to be compensated for providing such administrative services and the Fund wishes to compensate Insurer for the administrative services the Insurer will provide to the Fund; and

NOW, THEREFORE, the Parties agree as follows:

Section 1.  Administrative Services; Payments Therefor

(a)  The Fund shall pay Insurer a fee for services performed for or provided to the Fund under this Agreement.

(b)  The Insurer shall calculate the Quarterly Fee, as specified in Schedule C, at the end of each calendar quarter and provide the Fund with an invoice and such additional information as the Fund may request to substantiate, verify and document the charges for the administrative services performed in accordance with Schedule A, attached hereto and made a part hereof, as the same may be amended from time to time.

(c)  After receipt of quarterly invoices from Insurer and provided the Fund deems such invoices to be accurate, the Fund shall pay Insurer for its services within 30 days of the Fund’s receipt of the invoices or in a manner mutually agreed upon by the Parties from time to time.

Section 2.  Nature of Payments

The Parties to this Agreement recognize and agree that the Fund’s payments hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. The Insurer represents and warrants that the fees to be paid by the Fund for services to be rendered by the Insurer pursuant to the terms of this Agreement are to compensate the Insurer for providing administrative services to the Portfolios, and are not designed to reimburse or compensate Insurer for providing administrative services with respect to the Contracts or any Separate Account.

Section 3.  Termination

Any Party may terminate this Agreement, without penalty, on 60 days written notice to the other Party. This Agreement shall terminate automatically upon:

(a)	the redemption of all shares of the Portfolios held in the Separate Accounts,

(b)	termination of the Participation Agreement,

(c)	as to a Portfolio, upon termination of the investment advisory agreement between the Fund, on behalf of such Portfolio, and the Adviser, or

(d)	the assignment of the Participation Agreement by either party to the Agreement (except for assignments to affiliates).

Unless so terminated, this Agreement shall continue in effect for so long as the Adviser or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund or a Portfolio, and for so long as the Insurer provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

Section 4.  Amendment

This Agreement may be amended upon mutual agreement of the Parties in writing.

Section 5.  Miscellaneous

(a)  Successors and Assigns.  This Agreement shall be binding upon the Parties and their respective transferees, successors, and permitted assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors, and permitted assigns.

(b)  Assignment.  Neither this Agreement nor any of the rights, obligations, or liabilities of either Party hereto shall be assigned without the written consent of the other Party.

(c)  Intended Beneficiaries.  Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Portfolios, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund and its Portfolios.

(d)  Compliance with Law.  In the performance of such services as described herein, the Insurer shall comply with applicable laws, rules and regulations.

(e)  Currency.  Payment for services performed by Insurer under this Agreement may be made in the lawful currency of the United States.

(f)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(g)  Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Illinois without reference to the conflict of law principles thereof.

(h)  Severability.  If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(j)  Performance Standards.  Insurer agrees that in performing or providing functions or services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances and experience in such matters and in accordance with the standards, practices and procedures established by Insurer for its own business. Insurer shall perform services according to servicing standards of the Adviser and the Fund or such other standards as may be mutually agreed upon by the Parties. Insurer shall comply with all applicable laws, regulations, rules and orders in connection with providing the services hereunder. Insurer agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the services under this Agreement.

(k) Capacity of Personnel and Status of Facilities.  Whenever Insurer utilizes its personnel or contracts with others to perform services for the Fund pursuant to this Agreement, such personnel or contract workers shall at all times remain employees or contract workers of Insurer, subject solely to its direction and control. The Fund shall have no liability to such employees or contract workers for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No facility of Insurer used in performing services for or subject to use by Fund shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

(n)  Maintenance of Books.  The Insurer and the Fund each shall be responsible for maintaining their own respective books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as the Fund may reasonably request for purposes of its internal bookkeeping and accounting operations. Insurer shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by the Fund and persons authorized by the Fund or any governmental agency having jurisdiction over the Fund during all reasonable business hours. As part of its disaster recovery program, Insurer agrees to maintain back-up records, which will be available to the

Fund in the event of a disaster. All costs for the business continuity and disaster recovery program, including the use of an alternative site, if needed, in the event of a disaster, will be borne by the Insurer.

(o)  Ownership and Custody of Records.  All records, books, and files established and maintained by Insurer by reason of its performance of services under this Agreement, which absent this Agreement would have been held by the Fund shall be deemed the property of the Fund and shall be maintained in accordance with applicable law and regulation. Such records should be available, during normal business hours, for inspection by the Fund, anyone authorized by the Fund, and any governmental agency that has regulatory authority over the Fund’s business activities. Copies of such records, books and files shall be delivered to the Fund on demand. All such records, books and files shall be promptly transferred to the Fund by Insurer upon termination of this Agreement.

(p)  Audit.  The Fund and persons authorized by the Fund or any governmental agency having jurisdiction over the Fund shall have the right, at the Fund’s expense, to conduct an audit of the relevant books, records and accounts of Insurer upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Insurer shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours.

(q)  Entire Agreement.   This Agreement constitutes the entire agreement between the Parties for the services described herein; and no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

(r)  Notices.  Any notice to be given under this Agreement shall be in writing and shall be delivered, or sent by facsimile or other telecommunications facility to the address set forth below. Any such notice shall be effective when received. Any party may change its address for notice by giving notice in accordance with this Section. The present addresses are as follows:

(i)	the Insurer at:

TIAA

8500 Andrew Carnegie Boulevard

Charlotte, North Carolina 28262

Attention:  Mike Kloss

(ii)	the Fund at:

Ariel Investment Trust

200 E. Randolph Street

Suite 2900

Chicago, Illinois 60601

Attention: Merrillyn J. Kosier

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

Ariel Investment Trust

By: /s/ Merrillyn J. Kosier

Name: Merrillyn J. Kosier

Title: Vice President

Teachers Insurance and Annuity Association of America

By: /s/ Hal Moody

Name: Hal Moody

Title: Senior Director

SCHEDULE A

ADMINISTRATIVE SERVICES RELATING TO THE PORTFOLIOS

Insurer shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time, as mutually agreed upon by the Parties, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

A.	Records of Portfolio Share Transactions; Miscellaneous Records

1.        Insurer shall maintain master accounts with the transfer agent of the Fund on behalf of each Portfolio. Such accounts shall bear the name of Insurer as the record owner of Portfolio shares on behalf of each Separate Account invested in the Portfolio.

2.        Insurer shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed, or exchanged by Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist the Fund and the Fund’s transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio’s net asset value per share. Insurer shall promptly provide the Fund and the Fund’s transfer agent a copy of such journal entries or information appearing thereon in such format as may be reasonably requested by the Fund from time to time. Insurer shall provide such other assistance to the Fund and the Fund’s transfer agent as may be necessary to cause various Portfolio share transactions effected by Contract owners to be properly reflected on the books and records of the Fund.

3.        In addition to the foregoing records, and without limitation, Insurer shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.	Order Placement and Payment

1.        Insurer shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio’s shares based on Contract owner redemption requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. Insurer shall notify the Fund of the cash required to meet redemption payments.

2.        Insurer shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. Insurer shall transmit net purchase payments to the Fund’s transfer agent.

C.	Accounting Services

Insurer shall perform miscellaneous accounting services as may be reasonably requested from time to time by the Fund, which services shall relate to the business contemplated by the Participation Agreement between Insurer and the Fund, as amended from time to time. Such services shall include, periodic reconciliation and balancing of Insurer’s books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.

D.	Reports

Insurer acknowledges that the Fund may, from time to time, be called upon by the Fund’s Board of Directors (“Board”), to provide various types of information pertaining to the operations of the Fund and related matters, and that the Adviser also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, Insurer shall provide the Adviser and/or the Fund with such assistance as the Adviser and/or Fund may reasonably request so that the Fund can report such information to the Fund’s Board in a timely manner.

Insurer shall provide the Fund with such assistance as the Fund may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

Insurer shall transmit prospectuses, proxy materials, reports, and other information required to be sent to shareholders pursuant to the federal securities laws subject to the terms agreed to by the Distributor and the Insurer in the Participation Agreement.

Insurer shall create and transmit all forms and reports required to be sent to Contract owners pursuant to the federal tax laws.

E.	Account Statements and Internet Access to Account Information

1.        Insurer shall prepare and deliver periodic account statements to Contract owners showing for each Contract the total number of Portfolio shares held as of the statement closing date, purchase and redemption of Portfolio shares during the statement period.

2.        Insurer shall in accordance with applicable law send Contract owners confirmations related to the processing of purchases and redemption of Portfolio shares.

3.        Insurer shall establish Internet access for Contract owners to view account balances and perform certain limited transactions, as determined by the Insurer, in respect of Portfolio shares.

F.	Fund-Related Contract Owner and Miscellaneous Services

Insurer shall provide such other services with respect to Contract owners as the Fund may request from time to time that are not otherwise covered by any other agreement, including, assistance with soliciting voting instructions from Contract owners and tabulating the same. In addition, Insurer shall perform such other administrative services for the Fund as mutually agreed between Insurer and the Fund from time to time.

SCHEDULE B

Portfolios

Ariel Fund

Institutional Class	ARAIX	040337842

Ariel Appreciation Fund

Institutional Class	CAAIX	040337834

Ariel Focus Fund

Institutional Class	AFOYX	040337826

Ariel Discovery Fund

Institutional Class	ADYIX	040337818

Ariel International Fund

Institutional Class	AINIX	040337875

Ariel Global Fund

Institutional Class	AGLYX	040337859

SCHEDULE C

The annual fee for the administrative services provided under this Agreement, as described in Exhibit A, is 0.10% (ten basis points) of the average daily net asset value of the Institutional Class shares of the Portfolios of the Fund attributable to the Contracts issued by the Insurer and shall be paid on a quarterly basis in arrears.